TOYS“R”US, INC. REPORTS RESULTS FOR THIRD QUARTER 2015

•	Positive consolidated same store sales driven by the seventh consecutive quarter of International growth

•	SG&A expenses decreased 11% to $827 million, the lowest third quarter SG&A since 2006

•	Consolidated Adjusted EBITDA[1] improved by $31 million for the quarter, resulting in LTM[1] Adjusted EBITDA of $755 million

•	Consolidated Net Leverage[2] improved versus prior year by 1.7x to 6.9x

WAYNE, NJ (December 15, 2015) - Toys“R”Us, Inc. today reported financial results for the third quarter ended October 31, 2015. Consolidated Adjusted EBITDA improved by $31 million, which benefited from significant SG&A savings. Domestic segment operating performance improved from a loss of $16 million to earnings of $9 million. International continued its same store sales growth for the seventh consecutive quarter. Since the inception of the “Fit for Growth” initiative in 2014, the Company has realized $248 million in savings, or 76% of the $325 million target, with the balance expected to be achieved by the end of fiscal 2016.
“Our third quarter results demonstrate the continued progress we are making to position the Company for growth,” said Dave Brandon, Chairman and Chief Executive Officer, Toys“R”Us, Inc. “As we enter the final ten days of the holiday selling period, we are focused on the flawless execution of our plan to ensure customers have an enjoyable shopping experience and find the hottest toys in-stock, no matter how they choose to shop with us.  I am extremely proud of our team members across the globe who are working tirelessly to help make this Christmas truly awesome for children of all ages.”
Third Quarter Highlights

•
Consolidated net sales were $2,331 million, a decrease of $128 million compared to the prior year period. Excluding a $127 million negative impact of foreign currency translation, net sales were in line with the prior year period. The flat net sales resulted from increases in same store sales in the International segment, partially offset by a decline in same store sales in the Domestic segment. Net sales also benefited from new stores Internationally, offset by Domestic store closures.

•
Consolidated same store sales increased by 0.6 percentage points led by International same store sales growth of 2.9%, which was driven by improvement in the learning and baby categories. Domestic same store sales were down 0.9% due to a decline in the baby and entertainment (which includes electronics, video game hardware and software) categories, partially offset by an increase in the learning category.

•
Gross margin dollars were $832 million, compared to $908 million for the prior year period, a decrease of $76 million. Excluding a $47 million negative impact from foreign currency translation, gross margin dollars decreased by $29 million. Gross margin, as a percentage of net sales, was 35.7%, a decline of 1.2 percentage points versus the prior year period. Domestic gross margin rate decreased by 1.3 percentage points primarily as a result of competitive pricing and a shift in sales mix towards lower margin licensed products. International segment gross margin rate declined by 1.1 percentage points, primarily due to increased cost of U.S. dollar denominated merchandise purchases.

•
Selling, general and administrative expenses (“SG&A”) decreased by $104 million to $827 million, compared to $931 million in the prior year period. Excluding a $40 million favorable impact from foreign currency translation, SG&A decreased by $64 million, primarily due to a $25 million reduction in advertising and promotional expenses, a $24 million decrease in payroll expenses and a $10 million decline in occupancy costs, predominantly as a result of Domestic store closures.

•
Operating loss was $54 million, compared to $93 million in the prior year period. Domestic and International segments’ operating earnings improved by $25 million and $12 million, respectively, primarily as a result of SG&A savings compared to the prior year period. Corporate overhead decreased by $2 million.

•	Adjusted EBITDA[1] improved by $31 million to $34 million, compared to $3 million in the prior year period.

•	Net loss was $167 million, compared to a net loss of $213 million in the prior year period, an improvement of $46 million.
Liquidity and Capital Spending
The Company ended the third quarter with total liquidity of $1.4 billion, comprised of cash and cash equivalents of $396 million and availability under committed lines of credit of $1.0 billion. Toys“R”Us-Delaware, Inc. ended the third quarter with $923 million of liquidity, which included cash and cash equivalents of $143 million.
Through the end of the third quarter of fiscal 2015, the Company invested $139 million in capital improvements, primarily to information technology, existing stores and distribution centers, which is consistent with the prior year period.

Further information regarding the Company’s financial performance relating to the third quarter of fiscal 2015 is presented in its quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on December 15, 2015.
A summary of the “Fit for Growth” initiative is set forth at the end of this press release.
1 A detailed description and reconciliation of EBITDA and Adjusted EBITDA for Toys“R”Us, Inc. and Toys“R”Us-Delaware, Inc., and management’s reasons for using these measures, are set forth at the end of this press release. LTM Adjusted EBITDA represents Adjusted EBITDA for the last twelve months.
2 Net Leverage represents total debt outstanding less cash and cash equivalents and restricted cash attributed to debt as of the end of the quarter, divided by LTM Adjusted EBITDA.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 865 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 750 international stores and over 250 licensed stores in 38 foreign countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys at FAO.com. With its strong portfolio of e-commerce sites including Toysrus.com and Babiesrus.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. has an annual workforce of approximately 66,000 employees worldwide. The Company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com.
Forward-Looking Statements
All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, marketing strategies, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
# # #
For more information please contact:
Lenders and Note Investors:
Chetan Bhandari, Senior Vice President, Corporate Finance & Treasurer at 973-617-5841 or Chetan.Bhandari@toysrus.com
Media:
Corporate Communications at 973-617-5900 or press@toysrus.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net sales	$2,331	$2,459	$6,949	$7,378
Cost of sales	1,499	1,551	4,380	4,636
Gross margin	832	908	2,569	2,742
Selling, general and administrative expenses	827	931	2,450	2,726
Depreciation and amortization	80	86	253	285
Other income, net	(21)	(16)	(65)	(43)
Total operating expenses	886	1,001	2,638	2,968
Operating loss	(54)	(93)	(69)	(226)
Interest expense	(113)	(129)	(333)	(339)
Interest income	1	1	2	3
Loss before income taxes	(166)	(221)	(400)	(562)
Income tax (benefit) expense	—	(9)	2	(7)
Net loss	(166)	(212)	(402)	(555)
Less: Net earnings attributable to noncontrolling interest	1	1	4	2
Net loss attributable to Toys “R” Us, Inc.	$(167)	$(213)	$(406)	$(557)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	October 31, 2015	January 31, 2015	November 1, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$396	$698	$406
Accounts and other receivables	266	225	261
Merchandise inventories	3,318	2,064	3,324
Current deferred tax assets	40	45	60
Prepaid expenses and other current assets	158	122	172
Total current assets	4,178	3,154	4,223
Property and equipment, net	3,206	3,335	3,421
Goodwill	64	64	64
Deferred tax assets	129	133	144
Restricted cash	53	53	52
Other assets	331	376	402
Total Assets	$7,961	$7,115	$8,306

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$2,089	$1,571	$2,054
Accrued expenses and other current liabilities	932	1,032	941
Income taxes payable	30	20	17
Current portion of long-term debt	204	176	128
Total current liabilities	3,255	2,799	3,140
Long-term debt	5,436	4,612	5,645
Deferred tax liabilities	112	112	127
Deferred rent liabilities	344	347	355
Other non-current liabilities	268	255	221
Temporary equity	85	85	82
Total stockholders’ deficit	(1,539)	(1,095)	(1,264)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	$7,961	$7,115	$8,306

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	39 Weeks Ended
(In millions)	October 31, 2015	November 1, 2014
Cash Flows from Operating Activities:
Net loss	$(402)	$(555)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	253	285
Amortization and write-off of debt issuance costs and debt discount	32	48
Deferred income taxes	2	(3)
Unrealized losses on foreign exchange	3	—
Other	(3)	12
Changes in operating assets and liabilities:
Accounts and other receivables	(6)	11
Merchandise inventories	(1,275)	(1,202)
Prepaid expenses and other operating assets	(24)	(29)
Accounts payable, Accrued expenses and other liabilities	449	597
Income taxes payable, net	(26)	(41)
Net cash used in operating activities	(997)	(877)
Cash Flows from Investing Activities:
Capital expenditures	(139)	(139)
Proceeds from sales of fixed assets	12	15
Acquisitions	(2)	—
Property insurance recoveries	—	2
Net cash used in investing activities	(129)	(122)
Cash Flows from Financing Activities:
Long-term debt borrowings	1,150	2,768
Long-term debt repayments	(325)	(1,968)
Short-term debt borrowings, net	8	—
Capitalized debt issuance costs	(2)	(33)
Net cash provided by financing activities	831	767
Effect of exchange rate changes on Cash and cash equivalents	(7)	(6)
Cash and cash equivalents:
Net decrease during period	(302)	(238)
Cash and cash equivalents at beginning of period	698	644
Cash and cash equivalents at end of period	$396	$406

OPERATING METRICS
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Domestic Segment:
Operating Data
Gross margin as a percentage of net sales	34.0%	35.3%	35.4%	35.2%
Same store sales	(0.9)%	(1.0)%	(1.8)%	1.5%
Change in number of transactions	(1.9)%	(2.2)%	(3.4)%	1.5%
Change in average basket size	1.0%	1.2%	1.6%	—%
Net Sales by Product Category
Baby	47.1%	47.9%	47.8%	48.3%
Core Toy	15.8%	15.8%	14.1%	13.5%
Entertainment	6.5%	6.8%	6.5%	7.1%
Learning	20.4%	19.6%	18.7%	18.1%
Seasonal	9.4%	9.1%	12.1%	12.2%
Other (1)	0.8%	0.8%	0.8%	0.8%
Total	100%	100%	100%	100%

International Segment:
Operating Data
Gross margin as a percentage of net sales	38.2%	39.3%	39.5%	40.1%
Same store sales (2)	2.9%	1.1%	2.5%	1.5%
Change in number of transactions	(3.6)%	3.4%	(1.8)%	3.5%
Change in average basket size (2)	6.5%	(2.3)%	4.3%	(2.0)%
Net Sales by Product Category
Baby	25.0%	24.7%	25.6%	25.5%
Core Toy	22.2%	23.5%	21.0%	21.0%
Entertainment	6.3%	7.1%	6.1%	7.2%
Learning	31.2%	29.1%	28.7%	27.2%
Seasonal	14.5%	14.7%	17.7%	18.2%
Other (3)	0.8%	0.9%	0.9%	0.9%
Total	100%	100%	100%	100%

Consolidated:
Operating Data
Gross margin as a percentage of net sales	35.7%	36.9%	37.0%	37.2%
Same store sales (2)	0.6%	(0.1)%	(0.1)%	1.5%
Change in number of transactions	(2.8)%	0.4%	(2.7)%	2.5%
Change in average basket size (2)	3.4%	(0.5)%	2.6%	(1.0)%

(1)	Consists primarily of non-product related revenues.

(2)	Excludes the impact of foreign currency translation.

(3)	Consists primarily of non-product related revenues, including licensing fees from unaffiliated third parties.

FIT FOR GROWTH SAVINGS THROUGH THIRD QUARTER 2015
(Unaudited)

(In millions)
	Initiatives	Domestic			International			Consolidated
		Actual	Estimated Remaining	Total Target	Actual	Estimated Remaining	Total Target	Total Target
Margin	Marketing Effectiveness	$81	$3	$84	$—	$—	$—	$84
	End-to-End	24	3	27	—	—	—	27
	Private Label	3	15	18	—	12	12	30
	Sub-total Margin	$108	$21	$129	$—	$12	$12	$141

SG&A	In-Store Operations	43	7	50	10	5	15	65
	Supply Chain	2	1	3	2	4	6	9
	Organizational Effectiveness	13	12	25	4	8	12	37
	Procurement & Other	54	2	56	12	5	17	73
	Sub-total SG&A	$112	$22	$134	$28	$22	$50	$184
	Fit For Growth Total	$220	$43	$263	$28	$34	$62	$325

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net loss attributable to Toys “R” Us, Inc. to EBITDA and Adjusted EBITDA for Toys “R” Us, Inc. is as follows:

	13 Weeks Ended		39 Weeks Ended		LTM
(In millions)	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net loss attributable to Toys “R” Us, Inc.	$(167)	$(213)	$(406)	$(557)	$(141)	$(767)

Add:
Income tax (benefit) expense	—	(9)	2	(7)	41	5
Interest expense, net	112	128	331	336	442	440
Depreciation and amortization	80	86	253	285	345	386
EBITDA	25	(8)	180	57	687	64

Adjustments:
Severance (a)	6	1	19	16	20	16
Compensation expense (b)	2	10	13	15	20	17
Sponsors’ management and advisory fees (c)	1	2	6	14	10	19
Store closure costs (d)	1	—	5	5	4	7
Net earnings attributable to noncontrolling interest	1	1	4	2	6	5
Property losses, net of insurance recoveries (e)	(1)	(2)	(1)	(9)	(1)	(9)
Net gains on sales of properties	(1)	(2)	(8)	(5)	(8)	(5)
Impairment of long-lived assets	—	1	4	8	9	45
Foreign currency re-measurement (f)	—	—	3	—	18	—
Certain transaction costs	—	—	2	1	(1)	1
Litigation (g)	—	—	(1)	—	(9)	3
Obsolete inventory clearance (h)	—	—	—	9	—	60
Prior period adjustments (i)	—	—	—	—	—	17
Goodwill impairment (j)	—	—	—	—	—	378
Adjusted EBITDA (k)	$34	$3	$226	$113	$755	$618

A reconciliation of Net loss to EBITDA and Adjusted EBITDA for Toys “R” Us-Delaware, Inc. is as follows:

	13 Weeks Ended		39 Weeks Ended		LTM
(In millions)	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net loss	$(110)	$(167)	$(245)	$(407)	$(64)	$(668)

Add:
Income tax expense (benefit)	3	(5)	7	4	10	(34)
Interest expense, net	40	67	126	150	173	193
Depreciation and amortization	52	55	167	192	227	258
EBITDA	(15)	(50)	55	(61)	346	(251)

Adjustments:
Severance (a)	3	1	11	13	11	13
Compensation expense (b)	(3)	7	(1)	11	2	12
Sponsors’ management and advisory fees (c)	1	2	5	13	9	17
Store closure costs (d)	1	7	8	12	18	18
Property losses, net of insurance recoveries (e)	(1)	(2)	(1)	(9)	(1)	(9)
Net gains on sales of properties	(1)	—	(1)	(1)	(1)	(1)
Impairment of long-lived assets	—	—	2	6	3	23
Foreign currency re-measurement (f)	—	—	3	—	18	—
Certain transaction costs	—	—	—	1	(3)	1
Litigation (g)	—	—	—	—	(8)	3
Obsolete inventory clearance (h)	—	—	—	9	—	60
Prior period adjustments (i)	—	—	—	—	—	17
Goodwill impairment (j)	—	—	—	—	—	361
Adjusted EBITDA (k)	$(15)	$(35)	$81	$(6)	$394	$264

(a)	In fiscal 2014, we revised our definition of Adjusted EBITDA to include non-officers’ severance. We have therefore revised our prior periods’ Adjusted EBITDA.

(b)
Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards. In fiscal 2014, we revised our definition of Adjusted EBITDA to include the impact of forfeitures of certain officers’ awards and have therefore revised our prior periods’ Adjusted EBITDA.

(c)
Represents the fees expensed to our Sponsors in accordance with the advisory agreement. In June 2015, the advisory agreement was amended in order to reduce the advisory fees payable in fiscal 2015 and thereafter from $17 million to $6 million annually.

(d)
Represents store closure costs, net of lease surrender income. In fiscal 2014, we revised our definition of Adjusted EBITDA to include lease surrender income. We have therefore revised our prior periods’ Adjusted EBITDA.

(e)	Represents property losses and insurance claims recognized.

(f)
Represents the unrealized loss on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility due fiscal 2019 attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee.

(g)	Represents certain litigation expenses and settlements recorded for legal matters.

(h)
Represents the incremental expense related to the write-down of excess and obsolete inventory. In fiscal 2014, we also revised our definition of Adjusted EBITDA to include third party fees associated with our clearance efforts. We have therefore revised our prior periods’ Adjusted EBITDA.

(i)	Represents a non-cash cumulative correction of prior period accrued vacation accounting in fiscal 2013.

(j)	Represents the impairment of goodwill associated with our Toys-Domestic and Toys-Japan reporting units.

(k)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, restructuring charges, severance, impact of litigation, store closure costs, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.